Exhibit 99.1

NEWS RELEASE
ASSOCIATED MATERIALS GROUP, INC. NAMES NEW PRESIDENT AND CEO
CUYAHOGA FALLS, OH (May 5, 2014) - Associated Materials Group, Inc. (the “Company”) announced today the appointment of Brian C. Strauss as President and Chief Executive Officer and a member of its Board of Directors. Strauss served the past seven years as president and chief executive officer of Henry Company, a privately held building materials company with leading positions in construction materials serving commercial and residential markets. He replaces Interim CEO Dana Snyder who will remain on the Company’s Board of Directors.

“Brian’s background in building products, his commercial and strategic skills and his ability to develop a strong team make him the ideal fit for us as the next Chief Executive at AMI,” said Erik Ragatz, Chairman of the Company’s Board of Directors. “Brian’s focus will be to lead, further develop and execute AMI’s mission of becoming the premier provider of exterior building product solutions to professional contractors. We are confident that Brian’s proven leadership capabilities will mean great things for our organization and our dealer and distributor partners.”

Prior to joining Henry Company in August 2007, Strauss spent more than three years as president of Covalence Plastics and its predecessor company, Tyco Plastics. Strauss also worked eight years at Honeywell and its predecessor, AlliedSignal, in a variety of general management and commercial roles, lastly serving as vice president and general manager of the Energy Strategic Business Enterprise within Honeywell’s Industry Solutions business.

Strauss began his career as a management trainee and account representative at Westinghouse Electric Supply Company. He has a Bachelor of Business Administration from St. Bonaventure University and an MBA from the University of Notre Dame.

“I am truly excited about the opportunity to use my building products experience to make an impact at AMI and continue its more than 65 years of growth and success,” said Strauss. “There is a large opportunity ahead for this company and my intent is to focus the talent and passion of the organization to drive operational excellence, superior service and an even greater focus on our customers.”

About Associated Materials

Associated Materials is a leading U.S. and Canadian manufacturer and distributor of exterior building products with brands including Alside, Gentek, Revere, UltraGuard, Preservation and Alpine. Products include siding, windows, fencing, railing and more. For more information about AMI, please visit www.associatedmaterials.com or call 800-922-6009.